Exhibit 10.9
Master Repurchase
Agreement
September 1996 Version

Dated as of:	APRIL 12, 2011

Between:	JEFFERIES & COMPANY, INC.

and	PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.
1.	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.	Definitions
(a)	“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)	“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)	“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)	“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)	“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)	“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) as of such date (unless contrary to market practice for such Securities);

(k)	“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;
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(o)	“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)	“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)	“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)	“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)	“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.
3.	Initiation; Confirmation; Termination
(a)	An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)	Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with
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respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)	In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.
4.	Margin Maintenance
(a)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)	If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.
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(e)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).
5.	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.
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8.	Segregation of Purchased Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the Seller Retains Custody of the Purchased Securities
Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times, unless in this Agreement Buyer grants Seller the right to substitute other securities, If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day. Buyer is advised that, during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties]** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing]* [any]** lien or to obtain substitute securities.

*	Language to be used under 17 C.F.R. b403.4(e) if Seller is a government securities broker or dealer other than a financial institution.

**	Language to be used under 17 C.F.R. b403.5(d) if Seller is a financial institution.
9.	Substitution
(a)	Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)	In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.
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10. Representations
Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, bylaw or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.
11. Events of Default
In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):
(a)	The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)	In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.
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(c)	In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)	If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:
(i)	as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)	as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.
Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)	As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)	For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the
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amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in sub-paragraph (a) of this Paragraph.

(g)	The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)	To the extent permitted by applicable law, the defaulting party shall be liable to the non-defaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.
12.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.
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14.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15.	Non-assignability; Termination
(a)	The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.
16.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.	Use of Employee Plan Assets
(a)	If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.
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(b)	Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)	By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.
19.	Intent
(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
20.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:
(a)	in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has
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taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)	in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)	in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
Agreed and acknowledged as of the first date set forth above:

JEFFERIES & COMPANY, INC.		PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.

By: Name:	/s/ Charles Hendrickson Charles Hendrickson	By: Name:	/s/ Mark E. Lefanowicz Mark E. Lefanowicz
Title:	Managing Director/Treasurer	Title:	Chief Financial Officer
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Annex I
Supplemental Terms and Conditions
This Annex I forms a part of the Master Repurchase Agreement dated as of April 12, 2011 (the “Agreement”) between JEFFERIES & COMPANY, INC. (“Party A”) and PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC. (“Party B”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement. In the event of any conflict between the terms and provisions of this Annex I and any other terms and provisions of the Agreement, the terms and provisions of this Annex I shall prevail.

The parties hereto hereby agree as follows:
1.	Other Applicable Annexes.

In addition to this Annex I and Annex II, the following Annexes and any Schedules thereto shall form part of the Agreement and shall be applicable thereunder:

Annex III (International Transactions)	☐
Annex IV (Party Acting as Agent)	☐
Annex V (Margin for Forward Transactions)	☐
Annex VI (Buy/Sell Back Transactions)	☐
Annex VII (Transactions Involving Registered Investment Companies)	☐
Annex VIII (Transactions in Equity Securities)	☐
Annex IX (Transactions Involving Certain Japanese Financial Institutions)	☐
No additional annexes apply	☑
2.	Definitions.
(a)	For purposes of the Agreement, “business day” or “Business Day”, with respect to any Transaction (other than International Transaction), a day on which regular trading may occur in the principal market for the Purchased Securities subject to such Transaction, which includes shortened trading days, days on which trades are permitted to occur but do not in fact occur and days on which the Purchased Securities are subject to a percentage of movement or volume limitations; provided, however, that for purposes of calculating Market Value, such term shall mean a day on which regular trading occurs in the principal market for the assets the value of which is being determined. Notwithstanding the foregoing, (i) for the purpose of Paragraph 4 of the Agreement, “business day” shall mean any day on
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which regular trading occurs in the principal market for any Purchased Securities or for any assets constituting additional Purchased Securities under any outstanding Transaction hereunder and “next business day” shall mean the next day on which a transfer of Additional Purchased Securities may be effected in accordance with Paragraph 7 of the Agreement, and (ii) in no event shall a Saturday or Sunday be considered a business day.

(b)	For purposes of the Agreement, “Margin Notice Deadline” means 12:00 Noon (New York time) on any Business Day. If notice to eliminate a Margin Deficit or Margin Excess is received after 12 Noon New York time on any business day, such deficit or excess shall be eliminated by 12 Noon New York Time of the following business day.

(c)	The definition of “Market Value” in Paragraph 2(j) shall be amended by inserting the following proviso at the end thereof:

“provided, that, in the absence of a generally recognized source agreed by the parties, the Market Value shall be as determined by Party A in good faith and in a commercially reasonable manner; provided, however, that Party A shall not be required to use third party pricing;”
3.	Additional Representations.

In addition to the representations and warranties set forth in Paragraph 10 of the Agreement, each of the parties hereto further represents and warrants to the other (which representations and warranties shall be deemed to be repeated by such party on the Purchase Date for any Transaction) that:
(a)	It has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any advice, counsel, or representation of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to expected results of that Transaction.

(b)	It is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks (economic and otherwise) of that Transaction. It is also capable of assuming, and assumes, the risks of each Transaction.
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(c)	The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(d)	No material adverse change in such party’s financial condition has occurred since the date of the most recent financial statements furnished by such party to the other party, and such financial statements are complete and correct and fairly present such party’s financial condition and results of operations as at and for the period ended on the date thereof, all in accordance with generally accepted accounting principles and practices applied on a consistent basis.

(e)	It is not, and after giving effect to the Transactions contemplated by the Agreement will not be, required to register as an “investment company” (within the meaning of the Investment Company Act of 1940, as amended).
4.	Events of Default.
(a)	In addition to the Events of Default set forth in Paragraph 11 of the Agreement, it shall be an “Event of Default” for purposes of the Agreement (and the provisions set forth in Paragraphs 11(a) through 11(i) shall apply) in the event that:
(i)	Seller or Buyer fails to perform any other of its obligations hereunder and does not remedy such failure within 30 days after notice is given by the nondefaulting party requiring it to do so, or

(ii)	Seller or Buyer (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction, or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person appointed or empowered to operate it or act on its behalf). For the purposes hereof, “Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Seller and Buyer which is (i) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection
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transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, securities option, weather transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions, or

(iii)	Seller or Buyer is suspended or expelled from membership of or participation in any securities exchange or association or other self regulating organization, or suspended from dealing in securities by any government agency, or all or substantially all of the assets of either Seller or Buyer or the assets of investors held by, or to the order of, Seller or Buyer are transferred or ordered to be transferred to a trustee by a regulatory authority pursuant to any securities regulating legislation, or

(iv)	as a result of sovereign action or inaction (directly or indirectly) or directive issued or given by any governmental or regulatory agency or authority with competent jurisdiction, Buyer or Seller becomes unable to perform any absolute or contingent obligation to make a payment or transfer or to receive a payment or transfer in respect of any Transaction under the Agreement or to comply with any other material provision of the Agreement relating to such Transaction, or

(v)	Party B’s shareholders’ equity (as determined in accordance with international accounting standards or generally accepted accounting principles in the United States) is less than USD $200,000,000, or

(vi)	Party B fails to raise at least USD $250,000,000 in its initial public offering of securities.
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(b)	The introductory paragraph of Paragraph 11(d) shall be amended by replacing the clause “without prior notice to the defaulting party” with “with such notice to the defaulting party as is reasonably practicable under the circumstances”.

(c)	The following sentence shall be added to the end of Paragraph 11(g):

“Notwithstanding the foregoing, neither party shall be liable to the other for any consequential, indirect or punitive damages.”
5.	Margin Maintenance.
(a) Any margin transferred in cash pursuant to Paragraph 4 of the Agreement from Party A to Party B shall be attributed by Party B to the Purchased Securities under each CUSIP on a pro rata basis.
(b) With respect to all Transactions under the Agreement but not less than all Transactions, both parties agree that the rights of Buyer or Seller (or both) under Paragraph 4 (a) and (b) of the Agreement may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds the amount of USD 250,000.00 (or the equivalent in any other currency at the Spot Rate).
6.	Agreement to Deliver Documents.
(a)	Party B agrees that upon execution and delivery of this Agreement and thereafter upon reasonable request of Party A, it will deliver to the other party:
(i)	evidence of authority and specimen signatures of individuals executing this Agreement and any Confirmation hereunder;

(ii)	a correct, complete and executed U.S. Internal Revenue Service Form W-8BEN, W-8IMY, W-8ECI, W-9 (or any successor thereto), including appropriate attachments, that eliminates U.S. federal backup withholding tax on payments under this Agreement;

(iii)	a copy of its organizational documents, including all amendments thereto, and such other documents as Party A may reasonably request in connection with its “know your customer” and anti money laundering compliance programs; and

(iv)	such further information regarding its financial condition, business or operations as Party A may reasonably request.
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(b)	Party B further agrees to furnish to Party A (i) within 120 days after the end of each fiscal year, the annual audited financial statements of Party B, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States or the country in which such party is organized or International Accounting Standards, and (ii) within 30 calendar days of the end of each month, the unaudited monthly financial statements of Party B as at the end of such month.

The obligations of Party B to deliver such financial statements shall be satisfied if such party shall have provided Party A with access to an internet or intranet website from which such financial statements can be readily obtained using a commonly used web browser to download an electronic file stored in a commonly used file format containing such form, document or certificate; provided, however, to the extent such information is not available on such internet or intranet website, Party B shall, upon reasonable request by Party A, deliver such financial statements to Party A as soon as practicable thereafter.
7.	Notice of Events of Default.

Each party agrees, upon learning of the occurrence of any event or commencement of any condition that constitutes an Event of Default with respect to such party, promptly to give the other party notice of such event or condition.

8.	Set-Off.

In addition to any rights of set-off a party may have as a matter of law or otherwise upon the occurrence of an Event of Default, the nondefaulting party shall have the right (but not be obliged) to set off any obligation of the defaulting party owing to the nondefaulting party (whether or not arising under this Agreement, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) against any obligation of the nondefaulting party owing to the defaulting party (whether or not arising under this Agreement whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation). For this purpose any sums not in U.S. Dollars shall be converted into U.S. Dollars at the rate of exchange at which the nondefaulting party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If an obligation is unascertained, the nondefaulting party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this paragraph shall be effective to create a security interest. This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time entitled (whether by operation of law, contract or otherwise).
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9.	Jurisdiction and Service of Process.

Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

10.	WAIVER OF TRIAL BY JURY.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS IN CONNECTION WITH THE AGREEMENT.

11.	Waiver of Immunity.

Each party hereto hereby waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding in any state or federal court or court of any other country or jurisdiction, relating in any way to this Agreement or any Transaction, and agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

12.	Recording of Conversations.

Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties and their affiliates in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement.

13.	Confidentiality.

Each party acknowledges that Confidential Information (as defined below) may be exchanged between the parties pursuant to this Agreement. Each party shall use no less than the same means it uses to protect its similar confidential and
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proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of the Confidential Information of the other party. Each party agrees that it will not disclose or use the Confidential Information of the other party except for the purposes of this Agreement and as authorized herein. Notwithstanding the foregoing, the recipient of Confidential Information (the “Recipient”) may use or disclose the Confidential Information to the extent that such Confidential Information is: (a) already known by the Recipient without an obligation of confidentiality, (b) publicly known or becomes publicly known through no unauthorized act of the Recipient, (c) rightfully received from a third party without any obligation of confidentiality, (d) independently developed by the Recipient without use of the Confidential Information of the disclosing party (the “Disclosing Party”), (e) approved by the Disclosing Party for disclosure, or (f) required to be disclosed pursuant to a requirement of a governmental agency, regulatory or self-regulatory agency or law; provided that, to the extent permitted by the requesting body, the Recipient provides the other party with notice of such requirement prior to any such disclosure and requests that the requesting body afford confidential treatment to the information disclosed. In the event of any unauthorized disclosure or loss of, or inability to account for, Confidential Information of the Disclosing Party, the Recipient will notify the Disclosing Party immediately and will take all available steps to terminate the unauthorized use or further unauthorized disclosure of the Confidential Information of the Disclosing Party.

“Confidential Information” shall mean all information disclosed to one party to this Agreement by the other party to this Agreement in written, verbal, graphic, recorded, photographic, or any other form about such disclosing Party and its business, including without limitation business partners and suppliers, financial statements, intellectual property rights, products, research and development, costing, licensing and pricing, disclosed in writing, verbally or visually, designated as confidential at the time of disclosure or is of a nature that a reasonable person would consider the information confidential.

14.	Form of Agreement.

In the event of any discrepancy between (i) the terms set forth in pp. 1-12 of the Agreement and the terms set forth in the preprinted form of the Master Repurchase Agreement (September 1996 Version) published by The Bond Market Association (“TBMA”) or (ii) the terms set forth in any Annex (other than Annex I) attached hereto and the terms set forth in the preprinted form of such Annex published by the TBMA, the terms set forth in such preprinted form will govern.

15.	Existing Transactions.

The parties agree that this Agreement shall apply to all transactions which are outstanding as at the date of this Agreement so that such transactions shall be treated as if they had been entered into under this Agreement, and the terms of
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such transactions are amended accordingly with effect from the date of this Agreement.
Agreed and acknowledged as of the first date set forth above:

JEFFERIES & COMPANY, INC.		PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.

By: Name:	/s/ Charles Hendrickson Charles Hendrickson	By: Name:	/s/ Mark E. Lefanowicz Mark E. Lefanowicz
Title:	Managing Director/Treasurer	Title:	Chief Financial Officer
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Names and Addresses for Communications Between Parties
Party A

Trading:	Legal (in the case of notices under Paragraph 11

Jefferies & Company, Inc.	Jefferies & Company, Inc.
520 Madison Avenue	520 Madison Avenue
New York, NY 10022	New York, NY 10022
Attention: Repo Desk	Attention: General Counsel

Telephone: 212-284-2300 (switchboard)	Telephone: 212-284-2300
Facsimile: 212-284-2111	Facsimile: 212-284-2280

Collateral Management:	Operations:

Jefferies & Company, Inc.	Jefferies & Company, Inc.
Harborside Financial Center	Harborside Financial Center
34 Exchange Place	34 Exchange Place
Plaza III, Suite 705	Plaza III, Suite 705
Jersey City, New Jersey 07311	Jersey City, New Jersey 07311
Attention: Collateral Management	Attention: Fixed Income Operations

Telephone: 201-761-7651	Telephone: 201-761-4014
Facsimile: 646-417-5840	Facsimile: 212-336-7350
e-mail: collateral_mgmt@jefferies.com	e-mail: stephenkim@jefferies.com
Party B
Provident Mortgage Capital Associates, Inc.
1633 Bayshore Hwy., Ste. 155 Burlingame, CA 94010
Phone: 650/652-1300
Fax: 650/652-1350
For Operations and Trading: John Kubiak For
Finance: Mark Lefanowicz
For Legal: Michelle Blake
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